Exhibit 23.4

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

June 12, 2017

Board of Directors

Seneca Financial MHC

Seneca Financial Corp.

Seneca Federal Savings and Loan Association

35 Oswego Street

Baldwinsville, New York 13027

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Form MHC-1/MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company Application, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filings including the prospectus of Seneca Financial Corp. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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